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                                                                    Exhibit 99.1
  FOR IMMEDIATE RELEASE:  Tuesday, January 10, 1995

  CONTACT: Stephen J. Szapor, Jr., COO          Richard Bernot
           Thomas K. Land, CFO                  or Madeleine Franco
           Sahara Gaming Corporation            Jordan Richard Assoc.
           702-727-2724                         801-595-8611


              SAHARA GAMING CORPORATION ANNOUNCES SALE OF HACIENDA

  LAS VEGAS, NEV.--Sahara Gaming Corporation (AMEX:SGM) announced today the sale of substantially all of the assets of its Hacienda Hotel & Casino in Las Vegas to William G. Bennett, former chairman and chief executive officer of Circus Circus, in an all-cash transaction.

  The sale if subject to the approval of the Board of Directors of Sahara Gaming as well as the buyer's obtaining all appropriate regulatory licenses and approvals.

  "We are extremely pleased to have been able to execute this agreement," said Sahara Chief Operating Officer Stephen J. Szapor. "The sale of the Hacienda provides us with significant liquidity with which to continue to grow our company and/or reduce our outstanding indebtedness," he said.

  Other terms of the agreement were not disclosed. The company indicated that further details would be disclosed in its upcoming filings with the Securities and Exchange Commission.

  Sahara Gaming Corporation is a diversified gaming management company headquartered in Las Vegas. The company owns and operates the Sahara and Hacienda Casino Hotels on the Las Vegas Strip, the Santa Fe Hotel & Casino in northwest Las Vegas, and the Pioneer Hotel and Gambling Hall in Laughlin, Nevada.